                                                                    EXHIBIT 99.3

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
i2 Technologies, Inc.

We have audited the accompanying supplemental consolidated balance sheets of i2 Technologies, Inc. (formed as a result of the merger of i2 Technologies, Inc., Think Systems Corporation, Think Systems Private Limited and Optimax Systems Corporation) as of December 31, 1995 and 1996, and the related supplemental consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. The supplemental consolidated financial statements give retroactive effect to the merger of i2 Technologies, Inc., Think Systems Corporation, Think Systems Private Limited and Optimax Systems Corporation on May 15, 1997, which has been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements are the responsibility of the management of i2 Technologies, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of i2 Technologies, Inc. at December 31, 1995 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, after giving retroactive effect to the merger of i2 Technologies, Inc., Think Systems Corporation, Think Systems Private Limited and Optimax Systems Corporation, as described in the notes to the supplemental consolidated financial statements, in conformity with generally accepted accounting principles.



                                                             ERNST & YOUNG LLP

Dallas, Texas
June 12, 1997
                             i2 TECHNOLOGIES, INC.
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                         1995          1996
                                                                       ---------    ---------
                                     ASSETS
Current assets:
      Cash and cash equivalents                                        $   7,383    $  36,078
      Short-term investments                                                  --       18,031
      Accounts receivable, net of allowance for doubtful accounts
        of $925 and $1,269, respectively                                   9,969       33,615
      Notes receivable - stockholders                                         --        1,000
      Income tax receivable                                                1,151           --
      Prepaid and other current assets                                       560        2,219
      Deferred income taxes                                                  401           --
                                                                       ---------    ---------
          Total current assets                                            19,464       90,943
Furniture and equipment, net                                               3,726        8,934
Deferred income taxes and other assets                                       132        1,256
                                                                       ---------    ---------
          Total assets                                                 $  23,322    $ 101,133
                                                                       =========    =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Accounts payable                                                 $   1,203    $   4,583
      Accrued liabilities                                                    994        4,390
      Accrued compensation and related expenses                            1,311        3,794
      Current portion of long-term debt                                      278           --
      Due to stockholders                                                    525           --
      Current portion of deferred revenue                                  8,546       18,932
      Income taxes payable                                                   422          363
      Deferred income taxes                                                   --           57
                                                                       ---------    ---------
          Total current liabilities                                       13,279       32,119
Long-term debt                                                             1,075          100
Deferred revenue                                                             291          266
                                                                       ---------    ---------
          Total liabilities                                               14,645       32,485
                                                                       ---------    ---------
Commitments
Stockholders' equity:
      Preferred Stock, $.001 par value, 5,000,000 shares authorized,
          none issued                                                         --           --
      Common Stock, $.00025 par value, 50,000,000 shares
          authorized, 25,697,184 and 28,883,410 shares issued
          and outstanding, respectively                                        6            7
      Additional paid-in capital                                           5,180       58,074
      Deferred compensation                                               (1,739)      (1,865)
      Retained earnings                                                    5,230       12,432
                                                                       ---------    ---------
          Total stockholders' equity                                       8,677       68,648
                                                                       ---------    ---------
          Total liabilities and stockholders' equity                   $  23,322    $ 101,133
                                                                       =========    =========

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             YEAR ENDED DECEMBER 31,
                                         --------------------------------
                                           1994        1995        1996
                                         --------    --------    --------
Revenues:
      Software licenses                  $  9,833    $ 20,535    $ 57,508
      Services                              3,334       6,767      22,230
      Maintenance                           1,036       3,225       8,178
                                         --------    --------    --------
           Total revenues                  14,203      30,527      87,916
                                         --------    --------    --------

Costs and expenses:
      Cost of software licenses                95         135         151
      Cost of services and maintenance      2,200       5,606      18,631
      Sales and marketing                   4,381       9,866      33,724
      Research and development              2,483       5,506      17,005
      General and administrative            1,931       4,648       8,734
                                         --------    --------    --------
           Total costs and expenses        11,090      25,761      78,245
                                         --------    --------    --------

Operating income                            3,113       4,766       9,671

Other income (expense), net                   (83)       (117)      1,805
                                         --------    --------    --------

Income before income taxes                  3,030       4,649      11,476
Provision for income taxes                  1,294       1,584       4,274
                                         --------    --------    --------
Net income                               $  1,736    $  3,065    $  7,202
                                         ========    ========    ========

Net income per share                     $   0.07     $  0.11    $   0.23

Weighted average common and common
      equivalent shares outstanding        25,871      28,533      31,774


                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                 COMMON STOCK    ADDITIONAL                                 TOTAL
                                              -----------------   PAID-IN       DEFERRED     RETAINED    STOCKHOLDER'S
                                               SHARES    AMOUNT   CAPITAL     COMPENSATION   EARNINGS      EQUITY
                                              --------  ------- -----------   ------------   --------    -------------
Balance at December 31, 1993                    19,342   $  5   $    176         $     --    $    599        $    780
    Net income                                      --     --         --               --       1,736           1,736
                                                ------   ----   --------         --------    --------        --------
Balance at December 31, 1994                    19,342      5        176               --       2,335           2,516
    Exercise of stock options                    5,703      1        323               --          --             324
    Deferred compensation related to
       stock options                                --     --      1,810           (1,810)         --              --
    Amortization of deferred compensation           --     --         --               71          --              71
    Issuance of Think and Optimax preferred
       stock which was exchanged for
       common stock in merger                      652     --      2,871               --          --           2,871
    Distributions to Think stockholders             --     --         --               --        (170)           (170)
    Net income                                      --     --         --               --       3,065           3,065
                                                ------   ----   --------         --------    --------        --------
Balance at December 31, 1995                    25,697      6      5,180           (1,739)      5,230           8,677
    Exercise of stock options and issuance
       under stock purchase plan                   519     --      1,816               --          --           1,816
    Common stock issued, net of offering
       costs of $4,288                           2,390      1     43,715               --          --          43,716
    Tax benefit of stock options                    --     --      1,353               --          --           1,353
    Deferred compensation related to
       stock options                                --     --        910             (910)         --              --
    Amortization of deferred compensation           --     --         --              784          --             784
    Issuance of Think preferred stock
       which was exchanged for common
       stock in merger                             277     --      5,100               --          --           5,100
    Net income                                      --     --         --               --       7,202           7,202
                                                ------   ----   --------         --------    --------        --------
Balance at December 31, 1996                    28,883   $  7   $ 58,074         $ (1,865)   $ 12,432        $ 68,648
                                                ======   ====   ========         ========    ========        ========

                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.
               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1994        1995         1996
                                                             --------    --------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                              $  1,736    $  3,065    $  7,202
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Depreciation and amortization                            494       1,059       2,611
         Provision for losses on receivables                      829          66         344
         Amortization of deferred compensation                     --          71         784
         Deferred income taxes                                    109        (646)         (3)
         Tax benefit of stock options                              --          --       1,353
         Changes in operating assets and liabilities:
             Accounts receivable                               (2,588)     (6,213)    (23,990)
             Income tax receivable                                 --      (1,151)        535
             Prepaid and other assets                            (199)       (365)     (1,706)
             Accounts payable                                     171         561       3,380
             Accrued liabilities                                  380         310       3,396
             Accrued compensation and related expenses            392         905       2,483
             Income taxes payable                                (106)        324         (59)
             Deferred revenue                                   2,037       5,384      10,361
                                                             --------    --------    --------
                 Net cash provided by operating activities      3,255       3,370       6,691
                                                             --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Notes receivable - stockholders                               --          --      (1,000)
     Purchases of furniture and equipment                      (1,351)     (3,034)     (7,819)
     Proceeds from the sale of furniture and equipment             23          --          --
     Purchases of short-term investments                           --          --     (37,531)
     Proceeds from sale of short-term investments                  --          --      19,500
                                                             --------    --------    --------
                 Net cash used in investing activities         (1,328)     (3,034)    (26,850)
                                                             --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from revolving line of credit                       450         500          --
     Payments on revolving line of credit                          --        (850)         --
     Proceeds from long-term debt                                 550       3,110         400
     Payments on long-term debt                                   (89)     (2,642)     (1,653)
     Advances from stockholders, net                               69         165        (525)
     Distributions to stockholders                                 --        (170)         --
     Issuance of Think and Optimax preferred stock which
         was exchanged for common stock in merger                  --       2,871       5,100
     Net proceeds from sale of common stock
         and exercise of stock options                             --         324      45,532
                                                             --------    --------    --------
                 Net cash provided by financing activities        980       3,308      48,854
                                                             --------    --------    --------

Net increase in cash and cash equivalents                       2,907       3,644      28,695
Cash and cash equivalents at beginning of period                  832       3,739       7,383
                                                             --------    --------    --------
Cash and cash equivalents at end of period                   $  3,739    $  7,383    $ 36,078
                                                             ========    ========    ========


                            See accompanying notes.

                             i2 TECHNOLOGIES, INC.

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



1. THE COMPANY

         i2 Technologies, Inc. (the "Company"), incorporated in 1989, develops, markets and sells client/server-based decision support software products for supply chain management and related applications. The Company also provides services such as consulting, training and maintenance. The Company's products and services are primarily provided to large and medium sized manufacturing and distribution companies which operate in many industries located throughout the world.

         In May 1997, the Company acquired Think Systems Corporation ("Think"), a demand planner developer; acquired Optimax Systems Corporation ("Optimax"), a scheduling and sequencing software company; and entered into an agreement to acquire Think Systems Private Limited ("Think India"), an offshore development house (see Note 3).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS. Cash equivalents are highly liquid investments with insignificant interest rate risk and original maturities of 90 days or less and are stated at amounts which approximate fair value, based on quoted market prices. At December 31, 1995, cash equivalents consist principally of overnight repurchase agreements. At December 31, 1996, cash equivalents consist principally of overnight repurchase agreements and highly liquid debt securities of corporations, municipalities and the U.S. Government.

         The Company accounts for its cash equivalents and short-term investments under Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each subsequent balance sheet date. The Company considers its debt securities as "available-for-sale" and, in accordance with SFAS No. 115, would record its investments at fair value. However, as the difference between cost and fair value was immaterial at December 31, 1996, no adjustment has been made to the historical carrying value of the investments and no unrealized gains or losses have been recorded as a separate component of stockholders' equity. Realized gains and losses to date have not been material. The cost of debt securities sold is based on the specific identification method.

         At December 31, 1995, the Company had no investment in debt securities. At December 31, 1996, the Company's debt securities include $14.5 million from the U.S. Government, $16.7 million from state and local municipalities and $9.0 million from corporations, all of which mature within one year. At December 31, 1996, $22.2 million of debt securities were included in cash equivalents.

         CONCENTRATION OF CREDIT RISK. Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of accounts receivable. As of December 31, 1995, approximately 44% of accounts receivable were concentrated with three customers. As of December 31, 1996, approximately 27% of accounts receivable were concentrated with three different customers. The Company generally does not require collateral on accounts receivable as the Company's customers are generally large, well established companies. The Company periodically performs credit evaluations of its customers and maintains reserves for potential losses.

         FURNITURE AND EQUIPMENT. Furniture and equipment are stated at cost. Depreciation expense is calculated using the straight-line method over seven years for office furniture and fixtures and three years for computer equipment.

         REVENUE RECOGNITION. The Company's revenues consist of software license revenues, service revenues and maintenance revenues. Software license revenues consist of sales of software licenses which are recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remain outstanding, amounts are due within one year and collection is considered probable by management. Service revenues are derived from fees for consulting and training services and are recognized as services are performed. Maintenance revenues are derived from customer support agreements generally entered into in connection with the initial license sales and subsequent renewals. Maintenance revenues are recognized ratably over the term of the maintenance period. Payments for maintenance fees are generally made in advance.

         Customer payment terms vary. Amounts received in advance of satisfying revenue recognition criteria are classified in current and long-term liabilities as deferred revenue in the accompanying consolidated balance sheets.

         The Company generally warrants that its products will function substantially in accordance with documentation provided to customers for approximately six to twelve months following initial shipment to the customer. As of December 31, 1996, the Company had not incurred any significant expenses related to warranty claims.

         COST OF SERVICES AND MAINTENANCE REVENUES. Cost of services and maintenance consists primarily of costs associated with consulting and training services. Cost of services and maintenance also includes the cost of providing software maintenance to customers such as hotline telephone support, new releases of software and updated user documentation.

         SOFTWARE DEVELOPMENT COSTS. In accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs.

         NET INCOME PER SHARE. Net income per common share is computed based upon the weighted average number of common shares outstanding and the effect of dilutive common stock equivalents from the exercise of stock options using the treasury stock method. In accordance with Securities and Exchange Commission Staff Accounting Bulletins and Staff Policy, common and common equivalent shares issued during the twelve month period prior to the date of the initial filing of the Company's Registration Statement on Form S-1 have been included in the net income per share calculations for 1994 and 1995 as if they were outstanding for the entire period using the treasury stock method. Share and per share amounts for 1994 and 1995 have been adjusted to reflect two stock splits during 1995 (see Note 7). Fully diluted earnings per share is the same as, or not materially different from, primary earnings per share and accordingly, is not presented. The computation also gives retroactive effect to the exchange of common shares in connection with the Think, Think India and Optimax mergers (see Note 3).

         STOCK-BASED COMPENSATION PLANS. The Company has elected to continue to account for its stock-based compensation plans utilizing the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," because, as discussed in Note 7, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. However, SFAS No. 123 requires disclosure of pro forma information regarding net income and net income per share based on fair value accounting for stock-based compensation plans.

         FOREIGN CURRENCY TRANSLATION. The Company has determined that the functional currency of each of its foreign subsidiaries is the local currency. The financial statements of its foreign subsidiaries are translated into U.S. dollars using the current rate method in accordance with SFAS No. 52, "Foreign Currency Translation." To date, translation adjustments and foreign currency gains and losses have not been significant and accordingly, have not been separately presented.

3.  BUSINESS COMBINATIONS

         On May 15, 1997, the Company entered into definitive agreements to merge with Think and Optimax and to acquire Think India. Under the terms of these agreements, the Company will issue 3,823,337 shares, 1,372,618 shares and 35,663 shares of its common stock for all the outstanding capital stock and all unexpired and unexercised options of Think, Optimax and Think India, respectively. The acquisition of Think India is subject to a number of conditions, including requisite Indian regulatory approval. The Company expects to obtain the necessary regulatory approvals by the end of 1997.

         Think provides premium demand chain solutions, including an integrated line of flexible, client/server-based software applications, for sales, marketing and logistics departments representing a variety of industries including consumer packaged goods, high technology, pharmaceutical, apparel, automotive and other product driven specializations. Think India is controlled by the former principal shareholders of Think and is engaged primarily in research and development services provided to Think. Optimax develops, markets and implements supply chain sequencing software using unique genetic algorithms for customer-driven, make-to-order manufacturing.

Each of these business combinations was accounted for as a pooling of interests, and accordingly, the supplemental consolidated financial statements give retroactive effect to the mergers and include the combined operations of i2 Technologies, Think, Optimax and Think India for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the mergers (in thousands):

                         i2 Technologies
                            (Prior to                                 Think      Pooling
                             Mergers)        Think       Optimax      India    Adjustments  Combined
                         ---------------    --------     --------     ------   -----------  --------
1996:
     Revenues                  $ 76,342     $ 11,376     $ 2,504      $ 789     $ (3,095)   $ 87,916
     Net income (loss)            6,092         (128)         48        203          987       7,202

1995:
     Revenues                  $ 25,946     $  4,977     $ 1,104      $ 665     $ (2,165)   $ 30,527
     Net income (loss)            3,774           58          51        169         (987)      3,065

1994:
     Revenues                  $ 11,498     $  2,272     $   433      $ 340     $   (340)   $ 14,203
     Net income (loss)            2,186         (390)       (123)        63           --       1,736

         Pooling adjustments have been recorded to eliminate (i) revenues and expenses associated with software license royalties, consulting services and maintenance charges provided to i2 Technologies by Think, and (ii) revenues and expenses associated with research and development services provided to Think by Think India.

         The Company expects to incur approximately $5.3 million in certain expenses related to these transactions. These costs include, among other things, investment banking, legal and accounting fees and expenses. The Company anticipates that these expenses will be recorded in the second quarter of 1997.

         On April 1, 1997, the Company completed the acquisition of the Operations Planning Group ("OPG"), a business activity of Computer Sciences Corporation ("CSC"), for a cash purchase price of $1.0 million. OPG provides operation planning environment ("OPE") optimization software for planning and scheduling for customers in the consumer packaged goods industry. The Company has assumed and is committed to the contractual obligations of the OPE customer base in return for maintenance revenue, and as part of the agreement, all employees of OPG became employees of the Company. The acquisition will be accounted for under the purchase accounting method, and a substantial portion of the purchase price will be recorded as in-process research and development and expensed during the second quarter of 1997. Additionally, the Company has agreed to make available a certain amount of consulting revenue opportunities to CSC within a three-year period from the date of the acquisition. If the agreed upon consulting revenue opportunities are not made available to CSC, the Company will be required to make an additional cash payment to CSC at the end of the three-year period equal to the gross profit typically realized on such consulting revenue. Such payment, if any, would be recorded as an increase in the purchase price.

4. FURNITURE AND EQUIPMENT

         Furniture and equipment consists of the following (in thousands):

                                              DECEMBER 31,
                                         --------------------
                                          1995         1996
                                         --------    --------
         Computer equipment              $  4,724    $ 10,498
         Furniture and fixtures             1,041       2,563
                                         --------    --------
                                            5,765      13,061
         Less accumulated depreciation     (2,039)     (4,127)
                                         --------    --------
                                         $  3,726    $  8,934
                                         ========    ========

5. BORROWINGS

         Long-term debt consists of the following (in thousands):

                                              DECEMBER 31,
                                         --------------------
                                           1995        1996
                                         --------    --------
         Revolving Credit Agreement      $    100    $    100
         Term Note                            753          --
         New Equipment Credit Agreement       500          --
                                         --------    --------
                                            1,353         100
         Less current maturities             (278)         --
                                         --------    --------
                                         $  1,075    $    100
                                         ========   =========


         The Company's revolving credit agreement (the "Revolving Credit Agreement") with NationsBank of Texas, N.A. (the "Lender"), which was amended and extended until June 1, 1998, is unsecured and is no longer subject to a borrowing base limitation. The maximum amount of borrowings under the Revolving Credit Agreement is $3.0 million, and the Revolving Credit Agreement provides for a commitment fee of 1/2 of 1% of the average daily unused portion of the commitment amount. At December 31, 1996, the Company had $100,000 of borrowings outstanding under the Revolving Credit Agreement which bear interest at the Lender's prime lending rate (8.25% at December 31, 1996). The Revolving Credit Agreement contains certain financial covenants and restrictions as to various matters including the Company's ability to make certain investments or incur additional indebtedness and the maintenance of specified levels of tangible net worth and certain financial ratios. At December 31, 1996, the Company was in compliance with such covenants and restrictions.

         In June 1996, the Company repaid all of the outstanding balances under the Term Note and the New Equipment Credit Agreement of approximately $1.2 million.

         Cash paid for interest in 1994, 1995 and 1996 was approximately $86,000, $255,000 and $248,000, respectively.

6. COMMITMENTS

         The Company leases its office facilities and certain office equipment under operating leases which expire at various dates through 2001. Some of the Company's leases provide for escalating minimum rent. Rent expense is recognized on a straight-line basis over the life of such leases. The Company has renewal options for most of its operating leases. Total rent expense incurred during 1994, 1995 and 1996 was approximately $244,000, $580,000 and $2.1 million, respectively.

         Future minimum lease payments under all noncancellable operating leases as of December 31, 1996 are as follows (in thousands):

               1997                                             $  3,018
               1998                                                2,815
               1999                                                2,115
               2000                                                1,729
               2001                                                  161
                                                                --------
                           Total minimum lease payments         $  9,838
                                                                ========

7. STOCKHOLDERS' EQUITY

         INITIAL PUBLIC OFFERING. In May 1996, the Company completed the initial public offering of its Common Stock. A total of 2,390,400 shares of Common Stock were sold by the Company resulting in net proceeds to the Company of $43.7 million after deducting expenses of the offering of $745,000 and the underwriting discount.

         STOCK SPLITS. In April 1995 and again in December 1995, the Company's Common Stock was split two-for-one. All share and per share amounts have been adjusted to reflect both stock splits as though they had occurred at the beginning of the initial period presented.

         EMPLOYEE STOCK PURCHASE PLAN. In March 1996, the Board adopted and the stockholders approved an Employee Stock Purchase Plan. In November 1996, the Board adopted an International Employee Stock Purchase Plan for employees of its wholly-owned subsidiaries. The Employee Stock Purchase Plan and the International Employee Stock Purchase Plan (collectively, the "Purchase Plans") are designed to allow eligible employees of the Company to purchase shares of Common Stock through periodic payroll deductions. The Company has reserved 500,000 shares of Common Stock for issuances under the Purchase Plans.

         Payroll deductions may not exceed the lesser of 15% of a participant's base salary or $21,250 per year, and employees may purchase a maximum of 1,000 shares per purchase period under the Purchase Plans. The purchase price per share will be 85% of the lesser of the fair market value of the Common Stock on the start of the purchase period or the fair market value at the end of the purchase period. Participation may be terminated at any time by the employee and automatically ends upon termination of employment with the Company. Six month offering periods will commence on each November 1 and May 1, except for the initial offering period which commenced on April 25, 1996 and ended on October 31, 1996. Under the Purchase Plans, 60,145 shares were issued in connection with the offering period ended October 31, 1996.

         1992 STOCK PLAN. Under the Company's 1992 Stock Plan, the Company's Board of Directors (the "Board") granted incentive stock options to employees of the Company and nonqualified options to a consultant of the Company. The options generally vest over a four year period commencing on or before the date of grant.

         1995 STOCK OPTION/STOCK ISSUANCE PLAN. In September 1995, the stockholder and the Board approved the 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") which replaced the 1992 Stock Plan. All options outstanding under the 1992 Stock Plan were incorporated into the 1995 Plan. Under the 1995 Plan, the amount of shares of Common Stock originally reserved for issuance was 10,000,000 shares which was subsequently increased to 12,000,000 shares. The 1995 Plan is divided into the following three equity programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program and (iii) the Automatic Option Grant Program.

         The Discretionary Option Grant Program provides for the grant of incentive stock options ("Incentive Options") to employees of the Company and for the grant of nonqualified stock options to employees, directors and consultants of the Company. Exercise prices may not be less than 100% and 85% of the fair market value at the date of grant for Incentive Options and nonqualified options, respectively. Options granted under the Discretionary Option Grant Program generally vest in four equal annual increments and expire after ten years. Some options granted under the Discretionary Option Grant Program are immediately exercisable, subject to a right of repurchase by the Company at the original exercise price for all unvested shares.

         Under the Stock Issuance Program, the Board or a committee of the Board (the "Plan Administrator") may grant shares of the Company's Common Stock to any person at any time, at such price and on such terms as established by the Plan Administrator. The purchase price per share cannot be less than 85% of the fair market value of the Company's Common Stock on the issuance date.

         Under the Automatic Option Grant Program, each person who is first elected or appointed as a non-employee Board member shall automatically be granted a nonqualified option to purchase 1,000 common shares of the Company. On the date of each Annual Stockholders Meeting each non-employee Board member shall automatically be granted an additional option to purchase 1,000 shares of the Company's Common Stock, subject to certain conditions.

         THINK STOCK OPTION PLANS. Think's Board of Directors have adopted and the shareholders have approved incentive stock option plans for employees, directors and consultants of Think (the "Think Plans"). Under the Think Plans, the Board of Directors granted incentive and nonqualified stock options to employees, directors and consultants at prices not less than the estimated fair market value of Think's common stock at the date of grant.

         In connection with the acquisition of Think, all of the options outstanding under the Think Plans were assumed by the Company and immediately vested.

         OPTIMAX STOCK OPTION PLAN. During 1996, Optimax's Board of Directors adopted and the shareholders approved the Optimax Systems Corporation Stock Option Plan (the "Optimax Stock Option Plan"). Under the Optimax Stock Option Plan, the Board of Directors granted nonqualified stock options to employees of Optimax at prices equal to the estimated fair market value of Optimax's common stock on the date of grant. The options generally vest over a five year period commencing on or before the date of grant. In connection with the acquisition of Optimax, all such options were assumed by the Company.

         Option activity under the Company's stock option plans, including Think and Optimax, is as follows:

                                                                     OPTIONS OUTSTANDING
                                                    SHARES       ------------------------------
                                                   AVAILABLE        NUMBER    WEIGHTED-AVERAGE
                                                   FOR GRANT      OF SHARES    EXERCISE PRICE
                                                   ---------     ------------------------------
           Balance, December 31, 1993                 784,668     7,612,180      $  0.02
              Granted                              (1,124,132)    1,124,132         0.10
              Canceled                                486,000      (486,000)        0.03
                                                    ---------     ---------
           Balance, December 31, 1994                 146,536     8,250,312         0.03
              Authorized                            1,603,152            --
              Granted                              (1,125,667)    1,125,667         0.63
              Exercised                                    --    (5,703,242)        0.06
              Canceled                                 23,300       (23,300)        0.05
                                                    ---------     ---------
           Balance, December 31, 1995                 647,321     3,649,437         0.17
              Authorized                            2,683,125            --
              Granted                              (1,606,317)    1,606,317         9.71
              Issued                                     (615)           --        14.33
              Exercised                                    --      (458,058)        1.66
              Canceled                                 87,672       (87,672)       11.71
                                                    ---------     ---------
           Balance, December 31, 1996               1,811,186     4,710,024         3.07
                                                    =========     =========


         Under the 1995 Plan, each outstanding option and unvested stock issuance will be subject to accelerated vesting under certain circumstances upon an acquisition of the Company in a stockholder-approved merger or asset sale. In addition, the Plan Administrator has the discretion to accelerate vesting of outstanding options upon consummation of any other transaction which results in a change in control of the Company.

         During 1995 and 1996, 595,359 shares were purchased under options with a weighted-average exercise price of $1.44 per share for which the optionee was not vested as of December 31, 1996. These purchased but unvested shares are held in escrow until the optionee vests in the shares and the optionee has all rights as a shareholder with respect to these shares. These shares are reported as issued and outstanding in the accompanying consolidated financial statements.

         All options outstanding at December 31, 1996 are Incentive Options except for 381,822 options which are nonqualified options.

         Other information regarding options outstanding as of December 31, 1996 is as follows:

                                                                                           WEIGHTED AVERAGE
                                                      NUMBER OF     WEIGHTED AVERAGE          REMAINING
                                                        SHARES        EXERCISE PRICE       CONTRACTUAL LIFE
                                                     ----------     ----------------       ----------------
         Exercise price of $0.0175 - $12.11           4,391,974          $ 1.12                 6.63 yrs.
         Exercise price of $24.375 - $37.50             318,050           29.88                 9.77
                                                      ---------
                  Total options outstanding           4,710,024            3.07                 6.84
                                                      =========

         As of December 31, 1996, 3,051,412 shares underlying options were exercisable at prices ranging from $0.0175 to $12.11 per share with a weighted average exercise price of $1.07 per share, and 1,000 shares underlying options were exercisable at a price of $29.00 per share. As of December 31, 1995, 2,467,172 shares underlying options were exercisable at a weighted average exercise price of $0.16 per share.

         The Company recorded deferred compensation expense of $1.8 million and $910,000 in 1995 and in the first quarter of 1996, respectively, for the difference between the grant price and the deemed fair market value of the Company's Common Stock underlying certain options granted. These amounts are being amortized over the vesting period of the individual options, generally four years.

         PRO FORMA NET INCOME AND NET INCOME PER SHARE. Pro forma information regarding net income and net income per share has been determined as if the Company had accounted for its employee stock options and shares issued under the Purchase Plans using the fair value method of SFAS No. 123. The fair value for the stock options issued under the 1995 Plan was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1995 and 1996, respectively: risk-free interest rates of 6.32% and 6.17%; a volatility factor of the expected market price of the Company's Common Stock of 0.46; a weighted-average expected life of the option of 4 years; and no dividend yields. The fair value of the stock options issued under the 1996 Think Plan was estimated at the date of grant using the minimum value method for non-public companies permitted by SFAS No. 123 with the following assumptions: weighted-average risk-free interest rates of 6.5%; no dividends; and a weighted-average expected life of the options of 7 years. The fair value of stock options issued under the Optimax Stock Option Plan is not presented as the impact is immaterial.

         The fair value for the shares issued under the Purchase Plans was estimated as of the initial day of the purchase period using a Black-Scholes option pricing model with the following weighted-average assumptions: a risk free interest rate of 5.22%; a volatility factor of the expected market price of the Company's Common Stock of 0.46; a weighted-average expected life of the purchase right of 0.5 years; and no dividend yields. The weighted-average fair value of the purchase rights granted under the Purchase Plans during 1996 was $6.15.

         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options and Purchase Plan shares.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period and the estimated fair value of the Purchase Plan shares is amortized to expense over the purchase period.

         The Company's pro forma information follows (in thousands, except per share amounts):

                                                      1995            1996
                                                     ------          ------
         Pro forma net income                        $3,083          $6,281
         Pro forma net income per share                0.11            0.20

         The pro forma disclosures only include the effect of options granted subsequent to January 1, 1995. Accordingly, the effects of applying SFAS No. 123 for the pro forma disclosures are not indicative of future effects of such application.

         Information regarding exercise prices and fair values of options granted is as follows:

                                                                             1995          1996
                                                                           --------     ----------
         Number of options issued at fair market value of stock             181,800      1,296,047
         Weighted-average exercise price per share                         $   0.13      $   11.15
         Weighted-average fair value of options                                0.06           4.55
         Number of options issued at less than fair market value of stock   943,867        310,270
         Weighted-average exercise price per share                         $   0.72      $    3.69
         Weighted-average fair value of options                                2.10           4.21

8. INCOME TAXES

         The Company's provision for income taxes consists of the following (in thousands):

                             1994       1995       1996
                           -------    -------    --------
         Current:
             Federal       $ 1,175    $ 1,730    $ 3,630
             State              11        455        390
             Foreign            --         37        264
         Deferred:
             Federal           (71)      (477)       272
             State             179       (101)       (79)
             Foreign            --        (60)      (203)
                           -------    -------    -------
                   Total   $ 1,294    $ 1,584    $ 4,274
                           =======    =======    =======

         The Company's provision for income taxes reconciles to the amount computed by applying the statutory U.S. federal rate of 34% to income before income taxes as follows (in thousands):



                                                                    1994       1995      1996
                                                                  -------    -------    -------
        Expense computed at statutory rate                        $ 1,030    $ 1,581    $ 3,902
        State taxes, net of federal tax benefit                       106        139        266
        Stock option compensation                                      --         --        215
        Research and development tax credits                          (24)      (175)      (144)
        Losses for which no tax benefits were recognized due to
           Think's status as an S-Corporation                         133         --         --
        Other                                                          49         39         35
                                                                  -------    -------    -------
               Provision for income taxes                         $ 1,294    $ 1,584    $ 4,274
                                                                  =======    =======    =======

         Deferred tax assets and liabilities at December 31, 1995 and December 31, 1996 are comprised of the following (in thousands):

                                                      1995        1996
                                                     ------     --------
Deferred tax assets:
    Foreign tax credits                              $    --    $   612
    Deferred revenue                                     888        848
    Accrued liabilities                                   42        136
    Bad debt allowance                                   163        229
    Domestic net operating loss carryforwards            180        312
    International net operating loss carryforwards        --        186
    Research and development tax credits                  67         78
    Other                                                 19        150
                                                     -------    -------
           Total deferred tax asset                    1,359      2,551
                                                     -------    -------
Deferred tax liabilities:
    Depreciation                                         (94)      (127)
    State income taxes                                   (35)       (28)
    Cash method of accounting, net                      (627)    (1,212)
    Other                                               (106)       (68)
                                                     -------    -------
           Total deferred tax liability                 (862)    (1,435)
                                                     -------    -------
           Net deferred tax asset                    $   497    $ 1,116
                                                     =======    =======

         The Company considers the earnings of foreign subsidiaries to be permanently reinvested outside the United States. Accordingly, no United States income tax on these earnings has been provided. The Company believes that any United States income taxes due upon the repatriation of such earnings would be fully offset by foreign tax credits.

         At December 31, 1996, certain foreign subsidiaries of the Company have net operating loss carryforwards for tax purposes totaling approximately $831,000 which may be used to offset future taxable income of the subsidiaries. Approximately $95,000 and $178,000 expire in the years 2002 and 2003, respectively. The remaining carryforwards have no expiration.

         The Company paid income taxes of approximately $1.3 million, $3.1 million and $2.0 million in 1994, 1995 and 1996, respectively.

9. EMPLOYEE RETIREMENT PLAN

         The Company has established 401(k) retirement plans (the "Retirement Plans") that cover a majority of the Company's employees. Each eligible employee may contribute up to 18% of their compensation, subject to certain limitations, to the Retirement Plans. The Company may make contributions to the Retirement Plans at the discretion of the Board. As of December 31, 1996, no contributions had been made by the Company.

10. INTERNATIONAL OPERATIONS

         International revenues were approximately $1.3 million, $2.2 million and $20.6 million in 1994, 1995 and 1996, respectively. The Company's international revenues were primarily generated from customers located in Asia, Canada and Europe. In 1996, revenues from customers located in Europe accounted for 13% of total revenues. Total assets from international operations, composed primarily of accounts receivable, were $11.4 million or 11% of total assets as of December 31, 1996.

11. MAJOR CUSTOMERS

         During 1995, two customers accounted for approximately 11% and 10% of total revenues. During 1996, one customer accounted for approximately 13% of total revenues. This customer also accounted for approximately 11% of total revenues in 1995.

12.  RELATED PARTY TRANSACTIONS

         As of December 31, 1996, the Company had $1.0 million of notes receivable from certain of its common stockholders. These notes bore interest at 6.78% and were repaid in May 1997.

         Due to stockholders represents advances from stockholders which bear interest at 8% and are due on demand. As of December 31, 1995, the Company had $525,000 of such advances outstanding, which included accrued interest. All outstanding amounts were repaid during 1996.